                      INSTALLATION SERVICES AGREEMENT


     THIS INSTALLATION SERVICES AGREEMENT is executed this 2nd day of October, 1996 by TELEPORT COMMUNICATIONS GROUP INC. ("TCG"), a Delaware corporation, with principal offices located at Two Teleport Drive, Staten Island, New York 10311, and ADVANCED RADIO TELECOM, CORP. ("ART"), a Delaware corporation, with principal offices located at Suite 2600, 500 - 108 N.E., Bellevue, Washington 98004.

     WHEREAS, BizTel, Inc. ("BizTel") has been issued licenses by the Federal Communications Commission ("FCC") to provide wireless telecommunications services utilizing specific portions of the 38.6 to 40.0 GHz frequency band (the "38 GHz band") in certain geographical areas and, in the future, BizTel may receive licenses from the FCC for additional geographical areas from time to time; and

     WHEREAS, TCG has entered into an agreement (the "Prime Contract"), pursuant to the terms and conditions of which TCG is providing BizTel with 38 GHz transmission facilities ("Transmission Facilities") installation services; and

     WHEREAS, pursuant to the Prime Contract, and subject to provision therein for BizTel's approval, TCG has the right to subcontract Transmission Facilities installation services that it is providing to BizTel; and

     WHEREAS, among other things, ART has expertise in the installation of 38 GHz microwave radio systems; and

     WHEREAS, BizTel has consented to TCG's use of ART as a Transmission Facilities installation services subcontractor in accordance with the terms and conditions contained herein; and

     WHEREAS, TCG desires to utilize ART on a subcontractor basis to provide installation services in connection with the Prime Contract, and in accordance with the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, the parties, intending to be legally bound, agree as follows:


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     1.0  Term.

     The term of this Agreement shall be one (1) year from the date of execution. The initial term and any subsequent renewal term shall be subject to termination of this Agreement pursuant the provisions of Paragraphs 9.0 and 11.11.

     2.0  Installation of Transmission Facilities.

          2.1 Non-Exclusive Contractor. TCG hereby retains ART, pursuant to the terms hereof, to install Transmission Facilities on a subcontract basis in connection with TCG's obligations under the Prime Contract. The services provided hereunder to TCG shall be rendered by ART on a non-exclusive basis and nothing in this Agreement shall prevent TCG, in its sole discretion, from utilizing other sources, including, but not limited to TCG's own internal sources, to install Transmission Facilities.

          2.2 Installation Order. From time to time during the term hereof, TCG may request, that ART install Transmission Facilities at specified geographic locations. TCG shall initiate such requests by providing ART with a properly completed circuit path installation order ("Installation Order") in the form set forth in Exhibit A hereto, as that form may be modified by agreement of the parties from time to time. Such Installation Order shall specify the desired location of the transmission points, the desired transmission path, the desired transmission capacity, the specific equipment to be installed, the desired date for the commencement of service, as well such other information as may be provided by TCG or reasonably requested from time to time by ART and shall contain record of BizTel's certification in a corresponding installation order issued by BizTel to TCG, that the desired transmission path is free of harmful interference and from causing harmful interference to other transmission paths, based on BizTel's computer analysis. Within five (5) business days after receipt of a Installation Order, ART may elect to accept the order, and, if so, shall indicate such acceptance by countersigning said Installation Order and returning a countersigned original to TCG. If no written approval is received by TCG within said time period, TCG may assume that ART has declined to accept said offer and TCG


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shall be free to obtain the desired services from any other source, including its own internal sources.

          2.3 Standard Installation Services. ART shall provide all requisite engineering services, as well as all of the labor and materials (including mounting hardware and cabling) required to install the Transmission Facilities specified in an Installation Order in accordance with the installation specifications provided in Exhibit B hereto (the "Installation Specifications"), which may be amended from time to time by agreement of the parties to comply with any changes to the Prime Contract, standard industry practices, manufacturer recommendations, and the Rules and policies of the FCC and any state regulatory authority with competent jurisdiction (a "Standard Installation"). In addition, at the conclusion of each installation, ART shall perform such tests as may be reasonably required by TCG and or BizTel to ensure that said installations have been completed in accordance with the Installation Specifications. Notwithstanding anything contained in this Paragraph 2.3 to the contrary, all transmission equipment (including transmitters, antennas and other electronics) required for any Installation shall be provided as set forth in the Installation Order. In the event the Installation Order specifies ART as the provider of the transmission equipment, title to such equipment shall be transferred by ART concurrently with the delivery of the Installation Completion Report pursuant to a bill of sale and such other documents as are reasonably necessary to accomplish such transfer. In connection with the transfer of title to such equipment, ART shall assign to TCG, to the extent reasonably possible, any rights of ART to manufacturer's warranties relating to the equipment. From and after the date of ART's delivery of the Installation Completion Report, TCG shall bear the entire risk of loss, theft, destruction or damage of the equipment or any portion of it from any cause whatsoever for the equipment covered by such Report. The total or partial destruction of any equipment or the total or partial loss of use or possession by TCG shall not release or relieve TCG from the duty to pay the charges provided herein.

          2.4  Site Leases, Permits & Approvals.

     (1) In addition to any other services provided hereunder, upon TCG's request, ART shall make reasonable efforts to obtain


                                       -3-

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on TCG's behalf and under TCG's supervision any site leases, site use permit, or other site acquisition agreements ("Site Leases") as may be deemed by TCG to be reasonably necessary to install, operate and/or maintain any specified Transmission Facilities. All Site Leases shall, to the extent reasonably practicable, be obtained as set forth in the Installation Order and accepted by ART. ART shall submit for TCG's approval any Site Lease not substantially in the form of that attached as Exhibit C. TCG shall within two (2) Business Days provide Notice to ART whether TCG agrees to such Site Lease. TCG's failure to give Notice within such two (2) Business Day period shall be deemed acceptance of such Site Lease as proposed.

     (2) In the event ART is requested to obtain a Site Lease on TCG's behalf, TCG shall pay any nonrecurring and recurring finders fees, access, rental, or other fee, cost or charge associated with such Site Leases (a "Site Use Charge"). In the event the use of a potential site would result in a Site Use Charge, ART shall give Notice to TCG. TCG shall within two (2) Business Days of delivery of ART's Notice, provide Notice to ART whether or not TCG agrees to such Site Use Charge. TCG's failure to provide Notice within such two (2) Business Day period shall be deemed acceptance by TCG of the Site Use Charge. TCG hereby agrees that upon TCG's acceptance of a Site Use Charge, TCG shall execute a Site Lease for such Site. Notwithstanding the foregoing, ART shall be authorized to accept a Site Use Charge on TCG's behalf of no greater than $200 on a recurring basis and $1,200 on a non-recurring basis without prior Notice to or approval of TCG.

     (3) Other than as set forth herein, TCG shall obtain all permits and approvals as may be reasonably necessary to install, operate and/or maintain any specified Transmission Facilities.

          2.5  Non-Standard Installation Services.

     (1) If requested in an Installation Order, and agreed to by ART, ART shall also be responsible for providing non-standard installation services. Such services shall be specified in said Installation Order, and the parties shall agree upon the consideration to be paid by TCG for said services consistent.

     (2) ART may also identify services and equipment necessary to perform an installation after the receipt of an Installation Order. In the event such anticipated non-standard installation services exceed $1,000, ART shall give Notice to TCG. TCG shall within two (2) Business Days of the Notice, provide Notice to ART whether TCG agrees to such non-standard installation services. TCG's failure to give Notice within such two (2) Business Day period shall be deemed acceptance of such non-standard installation services.

          2.6 Subcontractors. ART may utilize subcontractors to perform its installation services obligations pursuant to this Agreement. In order to ensure compliance with the terms and conditions of the Prime Contract, and to ensure a superior level of quality and to maintain the integrity of proprietary information, TCG and BizTel shall have reasonable discretion to approve (or reject) any subcontractor providing such services. The use of subcontractors shall not relieve ART from any of its obligations hereunder.

          2.7 Installation Completion. Within two (2) business days after completion of the installation, ART shall provide a Completion Notice to the TCG Network Management Center (as defined in Paragraph 3.1) in the form set forth in Exhibit D attached hereto. For purposes of this Agreement, installation shall not be deemed completed until TCG acknowledges in writing that the subject Transmission Facilities have been installed in accordance with the Installation Specifications, which acknowledgment shall be issued within two (2) business days and shall not be unreasonably withheld by TCG; provided, however, that TCG may reject any installation if not in accordance with the Installation Specifications. TCG's failure to provide such acknowledgement within such two
(2) Business Day period shall be deemed acceptance of completion by TCG. Upon TCG's reasonable request, ART shall provide TCG with such other reports concerning ART's performance of installation services hereunder.

          2.8 Timely Completion. ART shall make reasonable efforts under the circumstances to complete construction in accordance with the Installation Specifications within the time period specified in the Installation Order. Mitigating circumstances shall include, but not be limited to events of force majeure (as defined in paragraph 11.8) and harmful radio


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interference not detected previously and untimely equipment delivery beyond the control of ART.

     3.0  Network Operations.

          3.1 BizTel Network Control Procedures. BizTel maintains and operates, at its sole cost and expense, at least one network control center (the "Network Control Center") from which it monitors and controls all BizTel Transmission Facilities, electronically enters Installation Orders, tracks such orders and generally supervises the day-to-day activities of TCG pursuant to the Prime Contract. Under such supervision, monitoring of Installation Orders pursuant to this Agreement shall be accomplished by TCG at the TCG network management center (the "NMO"). The NMO shall be staffed 24 hours a day, seven days a week, and shall have the capability at any time, upon the direction of the Network Control Center, to activate or shut down any Transmission Facilities which are the subject of any Installation Order. No Transmission Facilities installed pursuant to this Agreement shall initiate radio emissions without prior authorization from the NMO. Each center shall have the capability of monitoring Transmission Facilities to determine whether they are operating normally and in accordance with BizTel's standards of service, the terms and conditions of the BizTel licenses and all applicable Federal and state regulations. ART shall cooperate fully at all times to facilitate the above-described network control procedures.

          3.2 Testing of Transmission Facilities. Notwithstanding any other provision of this Agreement, ART shall notify the NMO prior to initiating any testing of Transmission Facilities in connection with any installation services provided hereunder. ART shall report the results of any testing to the NMO within twelve (12) hours of conducting said tests.

          3.3 Initiation, Restoration or Interruption of Regular Operations. Notwithstanding any other provision of this Agreement, ART shall coordinate with the NMO prior to initiating regular service at any Transmission Facilities installed by ART pursuant to this Agreement. ART shall report the time and location of any regular service initiation that it performs pursuant to this Agreement to the NMO on the Completion Notice set forth in Paragraph 2.7.

     4.0  Payment Obligations of TCG.

          4.1 TCG shall pay to ART Twenty-Five Thousand Nine Hundred Sixty Dollars ($25,960) ("Services Payment") for each Standard Installation installed pursuant to an Installation Order in accordance with the Installation Specifications. TCG will pay any non-standard installation service in connection with such installation services pursuant to Section 4.3 below.

          4.2  TCG shall deliver the Services Payments to ART as follows:

     (1) Six Thousand Four Hundred Ninety Dollars ($6,490) concurrent with each Installation Order;

          Nineteen Thousand Four Hundred Seventy Dollars ($19,470) within fifteen (15) business days of TCG's acceptance of installation completion as set forth in Paragraph 2.7.

     4.3 Except for recurring Site Use Charges and other similar costs which TCG shall assume and be responsible for, ART shall invoice TCG each month for the cost of non-standard installation services. All payments shall be due within thirty (30) days of the receipt of the invoice. Payments shall be forwarded to the address stated on the face of the invoice. ART shall have the option, without notice, to impose a late payment charge of one and one-half percent (1.5%) per month or the maximum amount allowable by law on any past due charges, whichever is higher. TCG agrees to pay all costs, including reasonable attorney's fees, expended in collecting past due charges. All invoices shall be conclusively presumed to be accurate unless TCG gives notice to ART to the contrary within thirty (30) days of the receipt of the invoice, except where the incorrectness could not have been discovered with due diligence within that period.

     4.4 Taxes. TCG agrees to pay any sales, use, gross receipts, excise or local, state or Federal taxes or charges, however designated (excluding taxes on ART's net income, or any fines or other forfeitures imposed on ART or indemnified by ART pursuant to Paragraph 8.0), imposed or based on the provision, sale, or use of services provided under this Agreement. Any taxes imposed on ART that are required to be paid


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

by TCG under this Paragraph 4.5 shall be separately stated on each monthly bill submitted by ART to TCG.

          4.5 Changes in Rates. All rates for services provided pursuant to this Agreement may be modified by written agreement of the parties based on changes in ART's cost to provide such services as a result of TCG's modification of the Installation Specifications.

     5.0  Regulatory Issues.

          5.1 Agreement In Compliance. The parties to this Agreement hereby agree that nothing in this Agreement is intended to diminish or restrict BizTel's obligations as an FCC licensee, and it is the intent of TCG and ART that this Agreement and the services provided hereunder be in full compliance with: (i) the terms and conditions of BizTel's 38 GHz licenses; (ii) all applicable Rules and policies of the FCC; (iii) the Communications Act of 1934, as amended; and (iv) any applicable state and local telecommunications regulation.

          5.2 Retention of Control by BizTel. In performing the services provided for under this Agreement, ART at all times shall take all reasonable measures to ensure that all Transmission Facilities and the daily operations thereof remain subject to the ultimate control and/or unfettered access of BizTel, with "unfettered access" meaning the same level of access privilege to the subject Transmission Facilities which is afforded to ART. It is expressly understood by TCG and ART that nothing in this Agreement is intended to give to ART any right which would be deemed to constitute a transfer of control (as "control" is defined in the Communications Act of 1934, as amended, and/or any applicable FCC rules or case law) of one or more of BizTel's 38 GHz licenses. In this regard, ART shall make reasonable efforts to ensure that its employees, agents, affiliates, and subcontractors shall not represent ART to be the holder of any FCC licenses issued to BizTel.' Further, ART shall not represent itself to be the legal representative of BizTel or TCG before the FCC or any state regulatory body.

          5.3 Cooperation. ART shall cooperate fully with TCG and BizTel at all times to reasonably ensure that and all activities performed pursuant to this Agreement comply fully with


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

all applicable FCC Rules and policies and any applicable state telecommunications law or regulations as of the time of Installation. Such cooperation shall include, but not be limited to, ART's assistance in the posting of FCC licenses at any Transmission Facilities location installed by ART pursuant to an Installation order provided TCG delivers said license to ART no later than three (3) business days prior to the scheduled Installation completion date set forth on the Installation Order. ART shall be entitled to reimbursement for any reasonable expenses resulting from such cooperation that are not a part of the Installation Specifications.

          5.4 Regulatory Interpretation. BizTel shall have the right to determine: (i) regulatory compliance of its 38 GHz operations; (ii) its obligations as an FCC licensee or a state-certified common carrier; or (iii) the applicability of any FCC rules or policies, or state telecommunications laws and regulations. Notwithstanding the foregoing, neither ART nor its employees, agents, affiliates, or subcontractors shall knowingly fail to comply with applicable regulatory obligations.

          5.5 Filings. ART shall not be responsible for, and shall not bear any costs for, any filings with: (i) the FCC; (ii) state utility commissions; and (iii) any other governmental body. However, in order to facilitate the timely filing of FCC submissions deemed necessary or desirable by BizTel in its own discretion, ART shall cooperate fully by timely supplying to TCG information related to the performance of its services hereunder reasonably necessary to make such filings. BizTel shall be solely responsible for determining the form and content of, as well as preparing, filing and prosecuting any such filings.

     6.0  Warranty.

          6.1 Standard of Performance. ART shall perform the services hereunder materially and reasonably in accordance with the requirements set forth in this Agreement, as they may be modified by agreement of the parties from time to time, in a workmanlike manner using material and equipment free from known defects, except that TCG shall be responsible for the condition of any transmission equipment provided by TCG, or provided by a TCG equipment vendor other than ART, upon its delivery to ART.


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          6.2  EXCEPT AS SET FORTH ABOVE OR OTHERWISE HEREIN, ART MAKES NO
WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE EQUIPMENT, SERVICES AND RELATED SUPPORT SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION OR COMPLIANCE WITH FCC RULES OR REGULATION. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY CUSTOMER OR SUCH OTHER PARTY OR ANY OTHER PERSON (INCLUDING, FOR EXAMPLE, A PERSON BUYING COMMUNICATIONS SERVICE FROM A CUSTOMER OF SUCH OTHER PARTY) FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST REVENUES, ANY CLAIM OF ANY CLIENT, CUSTOMER OR PATRON FOR LOSS OF SERVICES, LOST PROFITS OR REVENUES, OR COST OF SUBSTITUTE PERFORMANCE, EQUIPMENT OR SERVICES) ARISING UNDER THIS AGREEMENT OR FROM ANY BREACH OR PARTIAL BREACH OF THE PROVISIONS OF THIS AGREEMENT OR ARISING OUT OF ANY ACT OR OMISSION BY EITHER PARTY, ITS EMPLOYEES, SERVANTS, AGENTS OR AFFILIATES, WHETHER BASED ON A BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER THEORY OF LIABILITY.

     7.0  Liability Insurance.

     ART and TCG shall each maintain, and require their respective subcontractors and/or affiliates to maintain, during the term of this Agreement the following insurance coverage as well as all other insurance required by law in each jurisdiction where the work is performed hereunder: (1) Worker's Compensation and related insurance as required by law, related to its employees;
(2) employer's liability insurance, related to its employees, with a limit of at least two million dollars ($2,000,000.00) for each occurrence; (3) comprehensive general liability insurance, with a limit of at least two million dollars ($2,000,000.00) per occurrence; and (4) for ART and its subcontractors and affiliates, comprehensive motor vehicle liability insurance with limits of at least two million dollars ($2,000,000.00) for bodily injury including death, to any one person, three hundred thousand dollars ($300,000.00) for each occurrence of property damage, and one million dollars ($1,000,000.00) for any one occurrence. Each party shall furnish the other, if requested by the other, certificates or adequate proof of the insurance required by this clause. Any policy pursuant to this Paragraph 7.0 shall provide that the insurance company must give ART and TCG notice in writing at least thirty


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(30) days prior to cancellation of, or any material change in, the policy.

     8.0  Indemnification.

          8.1 Terms of Indemnification. Except as otherwise provided in this Agreement, TCG and ART shall indemnify, defend and hold the other party harmless from any and all claims, damages, causes of action, penalties, statutory damages, interest, and costs and expenses, including reasonable attorney's fees and court costs, arising directly or indirectly out of (i) the breach of such party's representations, warranties or obligations hereunder, or (ii) the negligence or willful misconduct of the said party, its employees or agents in connection with the performance of this Agreement.

          8.2 Prompt Notice. A party seeking indemnification pursuant to this Agreement (the "Indemnified Party") shall, as condition to its right to be indemnified, give the party from which such indemnification is sought (the "Indemnifying Party") prompt notice of the matter for which such indemnification is sought specifying the matter and the covenant, representation, warranty, agreement, undertaking or obligation contained herein which it asserts provides a right to indemnification and, in reasonable detail, the nature and dollar amount of any claim against the Indemnified Party for which the Indemnified Party seeks indemnification (a "Claim"). Prior to taking any action with respect to any Claim, the Indemnified Party shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising such Claim, and the Indemnified Party shall not consent to any settlement or compromise of any Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of any Claim, including the compromise or settlement thereof, at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees and expenses of the Indemnified Party's counsel relating to such Claim after the date of delivery to the Indemnified Party of such notice of election.


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          8.3 Survival. The provisions of this Paragraph 8.0 shall survive the termination or expiration of this Agreement for a period of one (1) year.

     9.0  Termination.

          9.1 Basis For Termination. If an Event of Default occurs as set forth in this Paragraph 9.0, either party may terminate this Agreement upon thirty
(30) days' written notice to the other party; provided, however, that only a nondefaulting or nonbreaching party may terminate this Agreement as a result of an Event of Default. Any party seeking to terminate this Agreement shall continue to fulfill its obligations under this Agreement during the above notice period.

          9.2 Event of Default. For purposes of this Agreement, it shall be an "Event of Default" hereunder if: (i) ART or TCG breaches any material covenant or agreement entered into between ART and TCG in connection with this Agreement, or otherwise fails to materially comply with any provision of this Agreement, and such breach or failure continues for thirty (30) days after written notice thereof shall have been sent by the nonbreaching party to the breaching party; or (ii) TCG or ART fails to make any payment due and payable under this Agreement and such failure continues for thirty (30) days after written notice thereof shall have been sent by the nonbreaching party to the breaching party.

          9.3 Termination of Installation Order. Prior to delivery of the Completion Notice, TCG may in its discretion terminate any Service Order. Upon such termination, TCG shall be responsible for reimbursing ART for any out-of-pocket costs or expense incurred by ART prior to such termination which ART is unable to recoup through resale.

          9.4 Other Remedies. In addition to the termination rights set forth in this Paragraph 9.0, each party may exercise any other remedy available at law or equity in an Event of Default by the other party.

          9.5 Survival. Notwithstanding any termination pursuant to this Paragraph 9.0, any payment obligations incurred


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to the effective date of such termination pursuant to Paragraph 4.0  shall continue in full force and effect until satisfied.

     10.0 Use of Information.

          10.1 Confidential Treatment. Each party acknowledges that, in the course of the performance of this Agreement, it may have access to privileged and proprietary information claimed to be unique, secret and confidential, and which constitutes the exclusive property or trade secrets of the other, and the parties acknowledge that they are in a confidential relationship with each other. Such information, which shall include, without limitation, customer information, may be presented in documents marked with a restrictive notice or otherwise tangibly designated as proprietary or during oral discussions, at which time representatives of the disclosing party may specify that the information is proprietary. Notwithstanding the foregoing, all information exchanged hereunder ("Information"), in whatever form recorded, furnished by either party to the other party under or in contemplation of this Agreement shall remain the property of the furnishing party. Unless the parties otherwise agree in writing, all Information: (i) shall be treated in confidence by the receiving party and used only for the purposes for which furnished, (ii) shall, together with any copies thereof, be returned or destroyed when no longer needed, or may, if in the form of software recorded on an erasable storage medium, be erased. The above conditions do not apply to any part of the Information that can be shown to have been: (i) previously known by the party to which it was furnished; (ii) in the public domain through no fault of such party; or (iii) later lawfully acquired from any other source, which source is not the agent of the other party, by the party to which it was furnished. Notwithstanding the foregoing, BizTel shall be permitted to use Information provided by ART in submissions required by the FCC or any other regulatory body of competent jurisdiction.

          10.2 Survival. The provisions of this Paragraph 10.0 shall survive the termination or expiration of this Agreement for a period of two (2) years.


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     11.0 Miscellaneous

          11.01 Notice. All notices, request, demands and other communications under this Agreement must be in writing and will be deemed duly give, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephone facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to ART:                         If to TCG:
Steven D.  Connie                  Teleport Communications Group Inc.
President                          One Teleport Drive
500-108th Avenue, N.E.             Staten Island, New York 10311
Suite 2600                         Attn: Vice President - Wireless
Bellevue, WA 98004                           Services
Tel: 206-688-8700                  Tel: 718-355-2000
Fax: 206-688-0703                  Fax: 718-355-2795

with a copy to:                    with a copy to:

Thomas M.  Walker, Esq.            Teleport Communications Group Inc.
General Counsel's Office           One Teleport Drive
500-1-8th Avenue, N.E.             Staten Island, New York 10311
Bellevue, WA 98004                 Attn: W. Terrell Wingfield, Jr.
Tel: 206-688-8700                            General Counsel
Fax: 206-688-0703                  Tel: 718-355-2000
                                   Fax: 718-355-2795

          11.2 Waiver. Any waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party must be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other provision of this Agreement.


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          11.3 Complete Agreement. This Agreement, including Exhibits A - D, which are attached to and hereby incorporated into this Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party or any officer, employee or representative of any party with respect to the subject matter hereof.

          11.4 Assignment. This Agreement may not be assigned by TCG or ART, unless the assigning party obtains the prior written consent of the other party and any attempted assignment in contravention of this provision shall be void and ineffective. Notwithstanding the foregoing, ART may assign this Lease Agreement without TCG's prior written consent (i) in conjunction with the merger or reorganization of ART or any controlling corporation, or the sale by ART or any controlling corporation of all or substantially all of its assets; or (ii) to any entity that is affiliated with, owns or controls, or is owned or controlled by, in whole or in part, ART or its affiliates.

          11.5 Survival. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective assigns, heirs, successors and legal representatives.

          11.6 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by both parties.

          11.7 Governing Law; Jurisdiction. The parties agree that all disputes, claims or controversies between TCG and ART arising out of or relating to this Agreement shall (be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The site of such arbitration shall be in Nassau County, New York for any dispute involving an Installation Order or Service east of Interstate Highway 35, and in King County, Washington for any dispute involving an Installation Order or Service west of Interstate Highway 35. If a dispute involves (i) an Installation Order or Service which is both east and west of Interstate Highway 35, or (ii) matters which otherwise do not arise from an Installation Order or Service which could be reasonably classified as either east or west of Interstate Highway 35, the site of such arbitration shall be in King County, Washington. For matters arbitrated in Nassau County, New York, decisions of the arbitration panel shall be based upon New York State law and the law of the United States of America. For matters arbitrated in King County, Washington, decisions of the arbitration panel shall be based upon Washington State law and the law of the United States of America. This choice of venue is intended by the parties to be mandatory and permissive in nature and each party waives any right it has to assert the doctrine of forum non-convenience or similar doctrine or otherwise object to venue as stated herein. The arbitration panel shall consist of three arbitrators, one arbitrator to be selected by each party and the third arbitrator to be selected by the other two arbitrators. Any decision rendered by the arbitration panel pursuant to this provision shall be concurred in by a majority of the members of the panel. Judgment may be entered by any court of competent jurisdiction. Arbitration pursuant to this section shall be the exclusive means of resolving any dispute, claim or disagreement between ART and TCG arising under this Agreement. The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all costs of the arbitration, including but not limited to fees and expenses paid to the AAA and its own reasonable costs and attorneys' fees.

          11.8 Force Majeure. If by reason of force majeure either party is unable in whole or in part to carry out its obligations hereunder, that party shall not be deemed in violation or default during the continuance of such inability. The term "force majeure," as used herein, shall mean the following: acts of God, acts of public enemies; orders of any kind of the Government of the United States of America or of any individual state or any of their departments, agencies, political subdivisions, or officials or any civil or military authority; insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, volcanic activity, storms of extraordinary force, floods, washouts, drought, strikes, embargoes, civil disturbances, explosions, or any other cause or event not reasonably within the control of the adversely affected party; provided, however, that upon the occurrence of an event of Force Majeure the delayed party shall so notify the other party promptly.

          11.9 Dealings with Third Parties; Use of Indicia. Except as set forth herein, neither party is, nor shall either party hold itself out to be, vested with any power or right to contractually bind on behalf of the other as its contracting broker, agent or otherwise for committing, selling, conveying or transferring any of the other party's assets or property, contracting for or in the name of the other party, or making any contractually binding representations as to the other party which shall be deemed representations contractually binding upon such party. Neither TCG nor ART shall have the right to use the other's name, trade names, trademarks, service marks, logos, codes or other symbols without the other's written consent, except as required by law. Additionally, ART shall not use BizTel trade names, trademarks, service marks, logos, codes or other symbols without BizTel's written consent, except as required by law

          11.10 Independent Contractor. Except as set forth herein, work performed by ART under this Agreement shall be performed as an independent contractor and not as an agent of TCG or BizTel, and no persons furnished by ART in connection with the performance of its obligations hereunder shall be considered the employees or agents of TCG or BizTel.

          11.11 Severability. If any provision of this Agreement is declared void by any court, or any state or federal regulatory agency of competent jurisdiction, the validity of any other provision of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, TCG and ART shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible, provided, however, if revisions acceptable to both parties are not mutually agreed to by the parties within 120 days after such a determination, either party shall have the right to terminate this Agreement upon written notice as provided for in Paragraph 9.1.

          11.12 Counterparts. More than one counterpart of this Agreement may be executed by the parties.

          11.13 Headings. The Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.



                                        TELEPORT COMMUNICATIONS GROUP INC.


                                        By:
                                             ------------------------------
                                        Title:  VP Wireless Service



                                        ADVANCED RADIO TELECOM, CORP.


                                        By:
                                             ------------------------------
                                        Title:  Chairman & C.E.O.